Exhibit 99.2
Final Transcript Conference Call Transcript WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call Event Date/Time: Nov 09, 2010 / 02:00PM GMT

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Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Mike Collier
Willbros Group, Inc. — VP IR
Randy Harl
Willbros Group, Inc. — President, CEO
Van Welch
Willbros Group, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Jamie Cook
Credit Suisse — Analyst
Roger Read
Natixis Bleichroeder — Analyst
Will Gabrielski
Gleacher & Company — Analyst
Matt Tucker
KeyBanc Capital Markets — Analyst
Graham Mattison
Lazard Capital Markets — Analyst
Sabina Bhatia
Peak6 Investments — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and thank you for standing by. Welcome to the third quarter earnings call for Willbros Group. During today’s presentation, all parties will be in a listen-only mode. And following the presentation, the conference will be open for questions. This conference is being recorded today, Tuesday, November 9, 2010. I would now like to turn the conference over to Mr. Mike Collier. Go ahead, sir.
Mike Collier — Willbros Group, Inc. — VP IR
Thank you, Jo. Good morning, everyone, and welcome to the Willbros Group conference call. In addition to myself, today’s participants will include Randy Harl, President and Chief Executive Officer, and Van Welch, our Chief Financial Officer. This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided by the Company in last night’s press release. Information reported on this call speaks only as of today, November 9, 2010, and therefore, you are advised that time-sensitive information may no longer be accurate at the time of any replay.
Comments today contain forward-looking statements. All statements, other than statements of historical facts, which address activities, events, or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly forward-looking statements, whether as a result of new information, future events, or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of November 8, 2010, and on our website. Now, I would like to turn the conference over to Randy Harl, President and Chief Executive Officer.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Randy Harl — Willbros Group, Inc. — President, CEO
Thanks, Mike. Good morning, everyone, and thank you for joining us today. In our press release yesterday, we reported third-quarter net income from continuing operations of $36 million, or $0.71 per diluted share, on revenue of $408.8 million. These results include costs of approximately $7.9 million associated with the transaction to acquire InfrastruX Group, which closed on July 1, 2010. The third quarter net income also includes two non-cash items including a $45.3 million reduction of the earn-out contingency associated with the InfrastruX Group acquisition now reported as the utility, transmission, and distribution, or Utility T&D segment, and a $7.2 million after-tax goodwill impairment charge related to the Downstream Oil and Gas segment, which is primarily related to the InServ acquisition completed in November 2007.
Our third quarter results included a solid performance from our upstream segment and for the first time in five consecutive quarters, profitable performance, excluding the impairment charge in our Downstream segment. However, the benefits we achieved in our legacy segments were more than offset by the unexpected operating loss in our newly-acquired utility T&D segment. Under-performance in this segment was not a function of poor project execution, but was attributed to one, transaction costs associated with the InfrastruX acquisition. Two, minimal storm restoration activities. Three, delays in contract awards, including a large solar generation construction project. And four, lower-than-expected electric transmission construction revenue from Oncor’s CREZ project.
Let me walk you through the details of these work delays. As you might recall, Utility T&D is three years into a 10-year alliance with Oncor, the nation’s sixth largest transmission and distribution company. Oncor was awarded the largest project, $1.34 billion, by the Public Utility Commission of Texas as part of its nearly $5 billion transmission construction program and Texas’ competitive renewable energy zone, or CREZ. As a preferred provider of construction services, we expect this project to generate $600 million to $700 million in construction revenue through the anticipated completion date at the end of 2013. Prior to the close of the acquisition, InfrastruX completed about $50 million in CREZ-related work for Oncor.
In the third quarter, revenues related to CREZ construction were less than anticipated, negatively impacting the earnings we were expecting from these projects. We maintained operating costs at levels commensurate with anticipated work in order to meet the demand for our services on identified projects expected to start in the first quarter of 2011. We are acutely focused on determining the optimum resource capacity in the near-term, as well as for 2011, as it relates to this project.
The large solar generation construction project that was expected to begin in the third quarter is now underway, and we signed a contract in the range of $50 million with the customer last week. We expect $5 million to $10 million of this work will be conducted in the fourth quarter. This is our second major contract award in the northeast and gives us improved visibility into 2011.
Due to lower than anticipated project spending, we expect the financial performance of the Utility T&D segment to remain suppressed in the fourth quarter. Although we are clearly disappointed with these results, it is important that I remind you that we continue to view this acquisition as a strategic addition that not only diversifies our end-market exposure, but also provides the platform for us to participate in the growing US electric transmission and distribution market. It also enhances our smaller-diameter-pipeline construction capabilities, and improves our foothold in the Appalachian Basin to compete for Marcellus shale-related projects.
After being in business for over 100 years, Willbros has a strong brand and a track-record for delivering quality, but we also need to continuously adjust to changing market conditions and ensure we have resources to stay competitive. Even in challenging markets, we have demonstrated that our systems and controls are effective in achieving our intended results. The solid performance of our Upstream segment and positive performance in our Downstream segment are evidence of that. Therefore, we are accelerating the integration of the Utility T&D segment, including implementing our systems, processes, and business efficiencies. We believe these improvements will enable us to manage our resources by aligning them with the spending patterns of our customers. Finally, we are rationalizing segment costs to improve profitability.
In the Upstream segment, we achieved excellent results in the third quarter, primarily due to high utilization of US resources and excellent execution. Our Upstream engineering revenue also increased in the third quarter, with utilization rates of approximately 90%. We view this increased engineering activity as a precursor to more construction opportunities and expect good results in our upstream engineering business in the fourth quarter. Outside the US, we executed additional time and material work in Oman and increased oil sands-related activities in Canada for field services, fabrication, and our expanded chrome carbide overlay capacity. We also have two significant Canadian pipeline construction projects in backlog, extending our visibility through the first quarter 2012. We have begun deploying resources to construct the Williams Energy Canada Boreal Pipeline and construction on the Pembina Pipeline project is scheduled to begin in December, with completion expected in mid-2011.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
We were very pleased to achieve profitability in our Downstream segment, absent the impairment charge, for the first time in five consecutive quarters of operating losses. The results were primarily from maintenance and turnaround activities, and the cost reduction initiatives taken earlier this year. Additionally, we have resumed work on the large turnaround project that was delayed in the second quarter, which also contributed to our third-quarter results. Our engineering, procurement, and construction, or EPC offering, is gaining traction and we booked a $14 million EPC project during the third quarter. We believe the Downstream sector will be at or near the trough of this business cycle, as engineering and EPC inquiries have increased throughout 2010. However, Downstream awards continue to lag inquiries, especially for small capital projects and our Downstream engineering continues to be pressured by lower-than-optimal volume and by margin pressure.
As we discussed last quarter, we are focusing on managing costs and creating efficiencies that will enhance our competitiveness. Third-quarter results demonstrate that we are making progress and this will remain a high priority. With the InfrastruX acquisition complete and the integration process underway, we believe additional operational oversight is needed, and we have appointed Jim Gibson as COO to ensure we maximize the potential of all our segments. Jim has been instrumental in leading several of our business improvement efforts, including restructuring our Canadian operations and positioning them for the success we see today— improving the cost structure and operational performance of the Downstream segment, and leading Willbros’ project execution, excellence initiatives. We have great confidence in Jim’s ability to improve our overall performance and, again, the results from our legacy segments demonstrate the effectiveness of our proven systems and controls.
Now, I’ll turn it over to Van to discuss our third-quarter financial results and provide more color on our guidance for the remainder of the year. Van?
Van Welch — Willbros Group, Inc. — CFO
Thanks, Randy, and good morning, everyone. For the third quarter of this year, we reported net income from continuing operations of $36 million, or $0.71 per diluted share, on revenue of $408.8 million. This compares to net income of $9.1 million, or $0.23 per share on revenue of $248 million in the second quarter. The revenue increase from the second quarter was driven primarily by the addition of the utility T&D segment, coupled with increases in Upstream activities in Canada, Oman, and engineering. Downstream revenues also increased quarter over quarter. As Randy stated, we were pleased with the performance of our Upstream and Downstream segments. However, project delays and lower-than-anticipated revenue led to the disappointing performance of the newly acquired Utility T&D segment. During the third quarter of 2010, we recorded a $45.3 million adjustment to the estimated fair value of the contingent earn-out liability. This reduction was driven primarily by the following— expectations for lower margins on major transmission projects, and slower-than-anticipated rebound in key housing markets.
Now, let’s look at some of the financial results for our operating segments. I’ll start with Upstream. In the third quarter of 2010, our Upstream segment reported operating income of $27 million, on $169.7 million in revenue. This compares to an operating income of $22.8 million on revenue of $186.6 million in the second quarter. Operating results were driven by high utilization of US pipeline construction assets and excellent execution, as well as successive quarterly improvement in engineering, Canada, and Oman. And the fourth quarter, our US construction resources will have significantly lower utilization due to the seasonal lull in US pipeline construction.
Now, moving to Downstream. Our Downstream segment generated an operating loss of $11.6 million on revenue of $80.9 million, compared to the second-quarter operating loss of $6.4 million on revenue of $61.5 million. Included in these results was a $7.2 million after-tax goodwill impairment charge, primarily related to the InServ acquisition completed in November 2007. Absent that charge, operating results in Downstream were slightly positive, due to increased maintenance and turnaround services, and the cost-reduction initiatives during the second and third quarter.
Now moving to Utility T&D. In our Utility T&D segment, we reported an operating loss of $16 million, which included $7.9 million in transaction costs associated with the InfrastruX acquisition. The operating loss was primarily due to these transaction costs and lower project activity. We expect fourth quarter results to remain depressed, but should see improvement in 2011, as these delayed projects get underway and we realize the anticipated ramp-up in transmission construction activity on the CREZ project for Oncor.
Now, turning to G&A. G&A costs for the third quarter of 2010 increased to $35.3 million from $24.2 million in the second quarter, primarily due to the addition of the Utility T&D segment. We have already begun implementing cost-saving initiatives within this segment, and we will continue to look for synergies to reduce overhead.
I will now discuss backlog. Our backlog has been trending upward in 2010 and stands at slightly more than $1 billion at the end of September. Backlog in Upstream has improved, increasing by $140 million since the beginning of the year. Our Canada pipeline construction unit now has visibility into the first quarter of 2012 and will be busy throughout the construction season in 2011, pausing only for the spring break-up. Backlog in our Downstream segment grew quarter over quarter, rising $34 million to $138 million. Backlog in Utility T&D is approximately $516 million and more than 70% is associated with MSA agreements, including the Oncor alliance. As a reminder, we only book up to 12 months of expected revenues on all MSAs.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Now, moving to liquidity. At September 30, 2010, Willbros had liquidity of $132 million, comprised of $100.8 million in cash and cash equivalents, and $31.5 million in unutilized borrowing capacity under our 2010 credit facility. Cash and cash equivalents at year-end 2009 was $198.8 million. Our financing objective is to maintain the flexibility to meet the material, equipment, and personnel needs to support our project commitments and to service and reduce our current debt. We are proactively evaluating our businesses to identify surplus or underutilized equipment, as well as non-core businesses or operations that can be divested to provide additional financial flexibility.
I will now update our 2010 guidance. We are adjusting our annual guidance to reflect the full effect of the acquisition of InfrastruX, including a $45.3 million reduction of the earn-out contingency, a disappointing performance of the utility T&D segment, and the $7.2 million after-tax impairment charge related to the Downstream Oil and Gas segment. We now expect to generate earnings in the range of $0.25 to $0.30 per diluted share on revenue of $1.1 billion to $1.2 billion from continuing operations. I will now hand it back over to Randy.
Randy Harl — Willbros Group, Inc. — President, CEO
Thanks, Van. Certainly the markets we serve continue to evolve, and we are proactively modifying our segment strategies to ensure we offer our customers competitive prices with the highest value. Although each of our three segments has unique market conditions, customers in our industries are carefully evaluating capital and maintenance spending, which at times results in project delays, or changes in scope. As you might imagine, competition is stiff for each of these projects. We continue advancing our strategic initiative to add more recurring services to our backlog to mitigate capital spending cycles. We also remain focused on operational efficiency and excellence, and are carefully pursuing projects that will deliver results commensurate with our expectations and risk profile.
In the Upstream segment, we believe the recent large-diameter-natural-gas-pipeline infrastructure build-out over the past few years has outpaced market demand. We also see additional need for infrastructure expansion in the unconventional shale plays to interconnect these new sources of supply to the end markets. This has resulted in a shift in demand for our services. We see more demand for smaller-diameter systems and for shorter-length large-diameter pipelines. Therefore, we are complementing our US upstream model of centralized engineering and construction, adding a regional-based offering utilizing our engineering and construction capabilities. We expect this additional service offering to complement our regional presence and smaller-pipe capabilities in our utility T&D segment. With lower visibility into the fourth and first quarters, we are focused on expanding this model and on minimizing our costs. We also see growth opportunities in our pipeline maintenance and integrity offerings and believe demand for these services will increase with anticipated regulatory changes, resulting from recent domestic pipeline accidents.
In the Downstream segment, we see continued release of maintenance and turnaround work in 2011, and we have experienced greater client interest in our EPC offering. However, despite improved refinery utilization, the timing of capital spending remains uncertain. But we maintain that our integrated Downstream offering positions us to be competitive for the small capital projects when they advance. We continue focusing on managing costs and are further advancing our strategic account management initiative to expand our customer base.
In 2011, we see opportunities for our Utility T&D segment and growing transmission market, anchored by the Oncor CREZ work, as well as by other reliability and renewable projects in the United States. But our immediate focus is on integrating and rationalizing the costs in the Utility T&D segment. Again, we continue to view the addition of the Utility T&D segment as an important and strategic enhancement for our future growth.
We recognize the challenges before us— evolving market dynamics, changing customer needs, and integrating the Utility T&D segment. But we have successfully managed through challenges before, and I am confident that we have the right people, systems, and controls to enhance our future capability and the performance of our new utility T&D segment. We can’t do this overnight, but our primary focus is on business improvements that will deliver the results our shareholders expect from us. Operator, we will now take questions.
QUESTION AND ANSWER
Operator
Thank you, sir. (Operator Instructions) Our first question comes from the line of Jamie Cook with Credit Suisse. Go ahead, please.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Jamie Cook — Credit Suisse — Analyst
My first question relates to InfrastruX. One, I’m trying to get a feel for the revenue run rate we need to see for you to achieve profitability. Because the thing I’m struggling with, I thought InfrastruX was more of an O&M type business and not as heavily reliant on large transmission projects. So, I’m just trying to get a feel for what we need there as I think about 2011. And then besides CREZ, how much do you think you could get of CREZ and when does that go? And what else are you bidding on in the northeast? Are you bidding on the Maine reliability projects? I’m just trying to get a feel for what’s out there besides CREZ.
Van Welch — Willbros Group, Inc. — CFO
Jamie, this is Van. Let me tackle the first part of your question. If you look at the revenue going forward, we did have decreased levels of revenue in Q4. We need to have — I think that increase on Oncor in particular, that work in Texas, where we can generate enough revenue to capture that under utilized assets and people that we currently have. That’s what’s impacting the loss, as Randy mentioned in his comments, that we’re maintaining some — those assets, those resources in Q3. We’re going to continue in Q4. That has a drag almost, not dollar for dollar, but pretty close. So, as we pick up revenue, and I don’t think it takes that much because it is very close to dollar for dollar with those under utilized assets, when we pick up that revenue stream in 2011, I think that’s when we’re going to see a return to profitability associated with T&D.
Randy Harl — Willbros Group, Inc. — President, CEO
Yes I think, Jamie, to give you a little bit of color on what we’re looking at, we have this work with Oncor. So, that represents an opportunity over the next three years. If we’ve done 50 out of 600 to 700, so call it 600 million here in Texas and we are bidding on the other CREZ projects as they come out here. In fact, we’re bidding one right now. In the northeast, we are bidding on those Maine reliability projects. So, we’re participating in that, as well as other projects. So, the key to InfrastruX was seeing the revenue that we were anticipating in Texas and seeing a turnaround in the northeast. The turnaround in the northeast, we have booked couple of projects that I’ve mentioned, the solar project. We talked about another transmission line that we now have under contract. Our visibility is increasing. It was a bit later than we thought it was going to be, but like Van said, we were right on the edge from a revenue generation standpoint and turning that revenue into profit to being profitable, but the CREZ work here in Texas represents a big part of the profitability picture.
The rest of the business, I think the distribution side of it is pretty flat and until we see some pick up in developers starting new subdivisions, expanding the housing market, seeing some expansion on the commercial side, that distribution is likely to stay pretty flat. So, the improvements that we really need to break through, and we see the prospects out there to make that happen, are right here in Texas and up in the northeast.
Jamie Cook — Credit Suisse — Analyst
All right, thanks. I’ll get back in queue.
Operator
And our next question comes from the line of Roger Read with Natixis Bleichroeder. Go ahead, please.
Roger Read — Natixis Bleichroeder — Analyst
I’m sorry. Did you say Roger Read? Hello?
Operator
Yes.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Roger Read — Natixis Bleichroeder — Analyst
Did she say Roger Read?
Randy Harl — Willbros Group, Inc. — President, CEO
Yes, she did.
Operator
You’re in queue, sir.
Roger Read — Natixis Bleichroeder — Analyst
I’m sorry. I heard a different name. I apologize for that. Okay. Anyway, the downstream business revenue kicked back up here this quarter. Sounds though from your kind of commentary that we’re not looking at this as the start of something new, that maybe you got a good third quarter and then we see a slough-off. Can you help us out a little bit? Was that, that one project finally coming through? What keeps you maybe a little more conservative if you look at the next two quarters for that segment on the top line at least?
Randy Harl — Willbros Group, Inc. — President, CEO
Well, Roger, the business that we bought was what performed in 2008 and we’re not going to be satisfied with that business until we see that level or better. What we have seen is getting our costs in line with the market that’s out there for us. We saw an improvement in the turnaround business in the third quarter that will go over into the fourth quarter. As well, we see pretty robust activity. As we suggested in our remarks, next year for those — for the turnaround side of our business.
Now, the issue really is on the capital side. Whether that is tanks, capital projects, or other things, while we’re seeing an improvement in the number of inquiries that we’re chasing, we’re not seeing as many awards as we would like to really tell you that we’re on the uptick in that business. Our engineering business has worked hard to get back to a profit-making position. Hadn’t quite got there yet, but they are close. What they really need is more of these EPC projects. As we predicted, that is really the key to the business, improved refinery utilization, improved profitability on the customer side I think are good precursors for some spending to happen in that business. But right now, we’re — we have only booked this first EPC project and are pursuing a number of other ones that are a lot bigger. If we land one of those, it could make all the difference. We’re trying to give you a balanced view of what’s out there and that’s really what it looks like.
Roger Read — Natixis Bleichroeder — Analyst
Okay. So, one good EPC project can make a huge difference in the sort of near-term I guess quarterly performance, but if you’re looking at — I’m sorry. Go ahead.
Randy Harl — Willbros Group, Inc. — President, CEO
Not only that, Roger, the quarter — not only in the quarter. What happens with a good size EPC project is that our utilization in the engineering business goes way up and all of a sudden we break into profitability in that segment of our business. Then we have the opportunity to make some money off the procurement, as well as the construction. So, I mean it, completely changes the nature of what we’re looking at. Short of that, we believe we can be profitable, absent that. But really getting the business restarted requires some capital spending. If you remember a couple years ago, the capital projects that we did in the downstream business were accretive to our results and made a big difference in the quarters where we really produced. Over the past, now going onto two years, there just haven’t been many small capital projects. We are seeing a lot more inquiries for those, but not so many awards. So, there is a pent-up demand here and once it happens, we think we’ll see very, a very quick recovery in the business, but it’s still not happening as we speak.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Roger Read — Natixis Bleichroeder — Analyst
Okay, and then my other question, I guess as you talked about the shift from the large diameter, I guess let’s call it interstate pipelines, to more of the smaller diameter intrastate work, you want to bring the InfrastruX capabilities on smaller diameter pipelines in. How will that work ultimately? How — Will that be upstream? Will that be InfrastruX? Help us out on maybe the sort of dollar value potential there and then where we should see that go and trying to understand profitability improvement, either at InfrastruX or in the upstream business.
Randy Harl — Willbros Group, Inc. — President, CEO
I think the way to think about that, Roger, is that the business that InfrastruX is in, the small pipe business, is a bit different than what you’re familiar with in terms of our business, as it has been in the past. Think about it on the oilfield side, where we traditionally have not been in the business of hooking up wells and running flow lines in the United States. We’ve done a lot of that outside the US, but not here, but they have a very strong business out in the west doing that. That business had been trying to move east. We had an initiative to move into the shale plays and get into that kind of business. So, we see — there’s a lot of synergy between our businesses close to the well head. As you move away from the well head into the smaller diameter trunk lines, then our traditional business has moved to focus on that kind of work away from the large diameter trunk lines that we’ve been pursuing over the last three or four years.
So, we have combined those businesses where that makes sense. We’re beginning to do that in East Texas successfully. We have a number of projects that we’ve completed there. We’re going to move that east into Louisiana and into Arkansas, and we also see the opportunity up in the Marcellus, where the businesses that we’ve traditionally had in the InfrastruX business, really have been on the LDC side, the smaller pipe, as well as on the electric side. So, combining some of the activities that we’ve demonstrated that can be effective in the Haynesville and in East Texas turn out to give us, I think, a different business model. So, it’s going to be really the combination of what the traditional InfrastruX business has been on the small pipe side, as well as the business we’ve developed over the past couple of years that’s focused on the build out of that infrastructure. We said last call that we thought we could add an incremental $200 million to $300 million of revenue from that kind of activity. And we’re still optimistic that if you look across all of our businesses that we think we can do something in that range.
Roger Read — Natixis Bleichroeder — Analyst
Okay, thank you.
Operator
And our next question comes from the line of Will Gabrielski with Gleacher & Company. Go ahead, please.
Will Gabrielski — Gleacher & Company — Analyst
Thank you. Good morning.
Randy Harl — Willbros Group, Inc. — President, CEO
Good morning, Will.
Will Gabrielski — Gleacher & Company — Analyst
I wonder if you could just talk a little bit about — I know you kind of touched on this a little bit, but are there any changes to your view on achieving that $100 million revenue synergy number between yourselves and InfrastruX at some point?
Van Welch — Willbros Group, Inc. — CFO
Yes, I think what we mentioned in the last call, we mentioned the top line growth. This is incremental revenue associated with combining our US pipeline activities and with VHI[sic,=B&H]. That’s the $100 million worth of incremental revenue that Randy just discussed earlier.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Randy Harl — Willbros Group, Inc. — President, CEO
Yes, I don’t think that’s — we’ve identified synergies in that range.
Will Gabrielski — Gleacher & Company — Analyst
Okay. The follow-up question, I’m just curious, in the T&D business, how under utilized would you say the equipment is right now and your work force is right now? And based on what you’re bidding, how close can you get with CREZ ramping up to kind of an optimal utilization and maybe just back to the historical industry average margins over the next 12 to 24 months based on what your pipeline looks like? How high is your confidence on that?
Randy Harl — Willbros Group, Inc. — President, CEO
I think if you look at two pieces in terms of the T&D, and the Texas distribution business. As we talked about, that space is very depressed. That utilization currently associated with all those bucket trucks is pretty low. On the transmission side, where we’re very confident, those revenue spend are going to increase with increased CREZ activity that we’re going to be associated with. And that we’ll maintain with that uptick a much higher utilization than what we have today.
Van Welch — Willbros Group, Inc. — CFO
I think it’s — just to add a thought to that, we were at 100% utilization in Texas, and rushing into a build out, build up of that 100% in 2011. We’ve seen a bit of a slowdown there in terms of the third and fourth quarters, but we’re expecting a big build up into Q1 of next year, where we push the utilization here in Texas up from where it is today, but at 100% utilization, and we see that continuing to build into next year. The end date for the CREZ work that Oncor has, the priority projects that have not started yet is 2013. So, we should see more work in 2011, 2012 and 2013 than we had previously predicted. We — the capacity that we have in the transmission construction business is in the northeast. We have answered the question for Jamie Cook that we are bidding on a number of projects and have added some backlog for those resources. We still have some capacity there, but we’re optimistic that we’re going to get those back up toward that 100% utilization through this bidding cycle.
Will Gabrielski — Gleacher & Company — Analyst
And is there any change to your — I think if I recall in the merger agreement, there was a minimum mandatory CapEx requirement to grow the InfrastruX business, something like $30 million a year next year. Is there any change to your CapEx requirements that you see in that business to grow it?
Van Welch — Willbros Group, Inc. — CFO
I think going into next year, that CapEx is still, is still looking to probably be spent. In looking this year, however, though, we have curtailed with the depressed environment that we’re seeing in Q3, Q4. We’ve curtailed that CapEx spend for this year.
Will Gabrielski — Gleacher & Company — Analyst
Okay, fair enough. Thank you.
Operator
And our next question comes from the line of Matt Tucker with KeyBanc Capital Markets. Go ahead, please.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Matt Tucker — KeyBanc Capital Markets — Analyst
Good morning, gentlemen.
Randy Harl — Willbros Group, Inc. — President, CEO
Good morning, Matt.
Matt Tucker — KeyBanc Capital Markets — Analyst
Just staying on the topic of InfrastruX for a moment, you indicated that you’re kind of accelerating the integration. I was wondering if you could comment on how that sort of differs versus your previous plan. And then you also specifically mentioned systems and controls. Just wondering if there are any specific issues that you identified that you can share with us.
Randy Harl — Willbros Group, Inc. — President, CEO
Well, I think based on the previous integration work that we’ve done, I think we have approached this in a much more aggressive way. We have an integration manager in the Company that has been appointed that’s project managing all of these integration activities. And so we’re not focused just on the typical functional kinds of integration that you might typically think about. We’re thinking about all of the places that we come together and whether that is how we do our insurance program, how we do estimating cost control, how we manage projects, as well as how we manage contracts and all the things that you would think about. I think we have a very robust integration management system in place that gives us good visibility into everything that we do. That plan comes on the table and gets reviewed by me and the executive leadership team on a weekly basis. So, Matt, we have a very good feel for where we are with all of these activities.
So, when we talk about acceleration of that, we had planned to get to some of the project management type activities a bit later in that cycle. We’ve moved those up so that we have better visibility sooner of what’s going on at the project level in all of these businesses. I think we’ve demonstrated in our pipeline construction business, in our engineering business, that we have systems, processes, and people that work, that can get these businesses to profitability, and we’re simply going to move into analyze, understand, and apply those systems and processes sooner than we had planned. Jim Gibson has as his first priority getting in there and working with the different InfrastruX businesses so that we really understand how they work, and how we can help provide some of these systems and processes to a business that’s growing rapidly.
We have been through this in the past with our construction business for US pipeline, where we ramped up from less than one spread to more than three. There are a lot of growing pains that go with that. We have the market opportunity in the transmission construction business to be able to do that here. And so rather than waiting to see what happens, we’re going to proactively apply systems and processes and people to that business so that we can get to profitability and maintain profitability, safety, quality, and all the other things that we assure our customers that we can do sooner than later. So, that’s what we really mean by turning up the wick under that integration process. We’re just going to move faster.
Matt Tucker — KeyBanc Capital Markets — Analyst
Thanks. And then just a follow-up to that. I believe you expect InfrastruX to bring over about $500 million in backlog. I was wondering if you had an actual number for what InfrastruX backlog was at the beginning of the third quarter.
Van Welch — Willbros Group, Inc. — CFO
It did — it has grown. We did — Randy mentioned the solar project that was awarded. We have that included in our Q3 backlog, so that the backlog has grown incrementally quarter over quarter.
Randy Harl — Willbros Group, Inc. — President, CEO
I think it’s grown about $50 million.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Matt Tucker — KeyBanc Capital Markets — Analyst
Okay, thanks. And one more quick question and I’ll jump back in the queue. With respect to the downstream EPC inquiry that you’re seeing, is there kind of a common theme to the types of projects that you’re seeing or maybe a common driver, or is it just kind of incrementally stronger margins for your downstream customers? And then kind of the same question in terms of is there a common theme to what’s holding back these projects from moving forward at this point?
Randy Harl — Willbros Group, Inc. — President, CEO
Well, I think it’s — on the first question, we’re seeing a lot of tank and terminal kinds of opportunities that may be able to go on an EPC basis. So, if you think about those, they are a particular strength that we have in the business. Also, there are some specialty refinery expansion kinds of projects that we have identified and these are ones that are the larger projects. Not that the tank and terminal projects aren’t larger, but there’s some larger refinery projects out there. And they are based on specific needs or ability to process maybe different feed stocks and be able to sell into a specific market.
We hadn’t seen any of those kinds of projects, especially when refinery utilization was low, that people were struggling with profitability and just weren’t thinking about making more of anything when they couldn’t sell what they were already making. So, we’ve seen that be a stimulus to our turnaround business, where those, those turnarounds usually improve efficiency, allow people to produce better product for less cost. Now we’re seeing people begin to look at, with the profitability they have achieved, what else could we do with the assets that we have to make more money. So, it’s just kind of a natural thing that happens in the refining business, as we move through the cycle. So, I just think we’re early in that return to profitability and if people see that they can sustain that profitability out into the future, these projects will come to fruition.
Matt Tucker — KeyBanc Capital Markets — Analyst
Very helpful, thank you.
Operator
And our next question comes from the line of Graham Mattison with Lazard Capital Markets. Go ahead, please.
Graham Mattison — Lazard Capital Markets — Analyst
Hi, good morning.
Randy Harl — Willbros Group, Inc. — President, CEO
Good morning, Graham.
Graham Mattison — Lazard Capital Markets — Analyst
Got a little trouble getting on the call, so I apologize if you already covered this, but looking at the T&D sector, what’s changed in your outlook from earlier this year when you announced the acquisition, or even since August? And I guess could you maybe provide an example of a push out in jobs or some of the lower margin work, or cases where you’re keeping resources for upcoming work?
Randy Harl — Willbros Group, Inc. — President, CEO
Graham, I think the key thing is timing. Nothing about the business from a strategic standpoint has changed. We believe the market is going to be very robust, that it’s there. We have experienced a bit of difference. And if you go back to what we’ve identified, number one is we had a normal level of storm revenue, off-system storm revenue in our forecast. We virtually had none, and so that made a big difference. One of the things we knew we had to do was book more capital projects up in the northeast. We were able to do that in the eastern region, around Pittsburgh, but up in Long Island and the rest of the northeast, those projects were just a bit slower to come in and get in backlog than we had anticipated. And so we saw a number of things that we were bidding on really slide to the right, but over the last few weeks, that’s taken a better position. We’ve booked a couple of significant projects. We’re bidding on some more. So, we believe that everything we thought about that business is going to happen. It’s just going to happen a couple of quarters later than we thought it was.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
The largest piece of change that we had to deal with was here in Texas, where the forecast that we had for revenue generation in our alliance with Oncor changed into the second half of the year, changed since we made the acquisition. In fact, within the last couple of months. Nothing has changed with regard to our relationship with the customer, our ability to have access to that work. It’s just when it’s going to occur has shifted a bit.
If you can imagine, we were on a build up, rapid build up starting in the first quarter with Oncor that built into the second quarter. We started to recognize that maybe we’re not going to be able to have quite as much work as we thought we were going to have in 2010, but there’s going to be a very rapid ramp starting early in 2011. So, we wanted to make sure that we had the resources to do that work. And so we’ve had a bit more cost in the business than we thought we were going to have. And that’s what really had a very negative impact on our profitability in the third and fourth quarters.
I have talked with the senior management personally at Oncor. They are very bullish on what — on the work that’s going to get done next year. You always have issues with regard to right-of-way, acquisition, environmental issues and the like. But Oncor is really very good at dealing with those issues. So, I feel quite confident that this work that we didn’t do in 2010 is going to happen in 2011.
Graham Mattison — Lazard Capital Markets — Analyst
So, if I look at the backlog you reported, that $516 million, as we stand right now, that should be up given some of your recent awards. Would you expect to see that backlog number higher as we exit the year?
Randy Harl — Willbros Group, Inc. — President, CEO
Well, like Van said, if you think about what we’re doing for our biggest customer, which is Oncor, that’s an MSA, master services agreement. So, we forecast those with 12 months of work in backlog. We’ll recalibrate that as we go forward, and that will be up year on year, yes. And then we’ll add these other projects as they come in and I would anticipate that over the next three to six months, you’re going to see our backlog increase in the Utility T&D business.
Graham Mattison — Lazard Capital Markets — Analyst
All right, great. One follow-on question, just an update on your alliance agreement. Where you are with NiSource and the potential for expanding the sort of existing engineering agreements you have right now with some of the other companies?
Randy Harl — Willbros Group, Inc. — President, CEO
Well, with NiSource, we’re in our second year of that alliance. I couldn’t be more pleased with the progress that we’ve made. I stay in constant contact with the senior management on the NiSource side. They also believe that the progress we’ve made is — has helped them manage their costs, be more predictable and do all the things that they had hoped. So, I think on the engineering project management and to some extent the procurement side, things have gone as well as I could ever hope.
I think the one area that we have for improvement is to get access to more construction and we are talking about some of the projects that they have. Of course those are a function of them going out and winning new customers and being able to do those projects. But see, the capital construction side is the next thing that we really push through in the NiSource alliance. The reliability side of the alliance has also gone quite well. We’ve been able to utilize our Kansas City office as some assets there and grow that business.
In terms of the next target, we have several that are on the radar screen. They are moving along. Unfortunately, alliances really are relationships that take a long time to mature, but we’ve got a couple where we have a number of people that have been working very closely with those customers for some period of time. And I think the results that we’re achieving with NiSource will help us to expand that in the fairly near term.

Final Transcript
Nov 09, 2010 / 02:00PM GMT, WG — Q3 2010 Willbros Group, Inc. Earnings Conference Call
Graham Mattison — Lazard Capital Markets — Analyst
All right, great. Thank you very much.
Operator
And our next question comes from the line of Sabina Bhatia with Peak 6. Go ahead, please.
Sabina Bhatia — Peak 6 Investments — Analyst
Hi, there. Can you address the convertibles that are putable in March 2011? That is a big chunk of your liquidity available on your balance sheet. And just wanted to know what your plans were on that.
Van Welch — Willbros Group, Inc. — CFO
Well, currently, Sabina, we’re looking at anticipating that both tranches of those converts are going to be put to us, certainly at the current share price. And we think we have the financial flexibility to, to address those puts. As a reminder, we do have the capability to, to hit the credit facility for both of those if required, or if needed. But our anticipation is that they will be put and we will be rid of those over the next couple of quarters.
Sabina Bhatia — Peak6 Investments — Analyst
Okay. Thank you so much.
Operator
Ladies and gentlemen, that does end the third quarter earnings call for Willbros Group. We thank you for your participation. You may now disconnect.
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